Exhibit 107

Calculation of Filing Fee Table

Form S-4

(Form Type)

ONDAS HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation of Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock	457(c)	4,150,000	(1)	$0.48932	$2,030,678.00	(2)	.0000927	$188.24	(3)

Total Offering Amount							$2,030,678.00			$188.24
Total Fees Previously Paid										$0.00
Total Fees Offset										$0.00
New Fee Due										$188.24

(1)	Represents the estimated maximum number of shares of the registrant’s common stock, par value $0.0001 per share, to be issued in connection with the merger described herein.

(2)	Pursuant to Rules 457(c), 457(f)(1) and 457(f)(3) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (1) the product of (a) 1.695 New Israeli Shekels, which are referred to as “NIS”, or $0.48932 (based on the exchange rate reported by the Bank of Israel on September 21, 2022), the average of the high and low prices of ordinary shares of Airobotics Ltd., par value NIS 0.01, as reported on the Tel Aviv Stock Exchange on September 21, 2022, and (b) 4,150,000, the estimated maximum number of Airobotics ordinary shares, including ordinary shares underlying vested Airobotics stock options and Airobotics warrants. The registrant will file a Registration Statement on Form S-8 to register the shares underlying unvested options to be issued in exchange of unvested options to purchase ordinary shares of Airobotics.

(3)	Computed in accordance with Rules 457(c) and 457(f) under the Securities Act to be $188.24, which is equal to 0.0000927 multiplied by the proposed maximum aggregate offering price of $2,030,678.00.